UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported):  September 19, 2014

 LEO MOTORS, INC.
(Exact name of registrant as specified in its charter)

Nevada	333-151381	95-3909667
(State or Other Jurisdiction	(Commission File Number)	(IRS Employer Identification No.)
of Incorporation)

291-1, Hasangok-dong
Hanam City, Gyeonggi-do	465-250
Republic of Korea
(Address of Principal Executive Offices)	(Zip Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry Into a Material Definitive Agreement

On September 19, 2014, Leo Motors, Inc. (the “Company”) entered into a license agreement (the “Agreement”) with TPT, Co., Ltd. (“TPT”) pursuant to which TPT granted to the Company a worldwide, non-exclusive, right and license to use certain patented and yet to be patented inventions (the “Licensed Materials”), as further described in the Agreement  attached hereto as exhibit 10.1 (the “License”).

Pursuant to the License granted to the Company by TPT, the Company may (i) utilize the Licensed Materials exclusively in the development and invention of new products for use and sale in the product categories of automobiles, vessels and energy storage equipment, and (ii) may sell products utilizing the Licensed Materials in the product categories of automobiles, vessels and energy storage equipment. TPT shall remain responsible for the product development, production and delivery of the Licensed Materials. However, the Company shall be responsible for product development, production and delivery of any new inventions it creates utilizing the Licensed Materials.

The Agreement shall have an initial term of ten (10) years, which may be extended by mutual agreement of both parties.

As consideration for the License granted, the Company will grant TPT two million (2,000,000) shares (the “License Fee”) of the Company’s restricted common stock, par value $0.001 (the “Shares”). If, on September 19, 2015, the then market value of the Shares shall not equal or exceed 200,000,000 KRW (South Korean Won), the Company shall purchase the Shares that TPT still owns from TPT at a price equal to 200,000,000 KRW, based upon the assumption that TPT remains the owner of 100% of the Shares. If any of the License Materials lose their status as registered patents, the License Fee shall be adjusted to reflect such status change within 3 months of such change, upon the mutual agreement of both parties.

The Company may terminate the Agreement upon the occurrence of any of the following if TPT fails to cure such events of default within 14 days’ notice of such event of default: (i) if the Licensed Materials delivered differ from the License Materials the Company shall have contracted for, (ii) if the Licensed Materials shall become invalid due to the fault of TPT, (iii) if TPT shall fail to provide the complete License rights, (iv) if TPT cannot continue to satisfy its obligations pursuant to the Agreement due to any reconciliation, consolidation or bankruptcy, including to TPT’s assets, and (v) if the License Materials do not satisfy certain technical requirements, as further described in the Agreement. TPT may terminate the Agreement upon the occurrence of any of the following if the Company fails to cure such events of default within 14 days’ notice of such event of default: (i) if the Company fails to satisfy certain settlement and registration obligations pursuant to Section 5 of the Agreement, and (ii) ) if the Company cannot continue to satisfy its obligations pursuant to the Agreement due to any reconciliation, consolidation or bankruptcy, including to TPT’s assets.

The above description of the Agreement does not purport to be complete and is qualified in its entirety by the full text of such document, which is attached hereto as Exhibit 10.1.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

10.1	Non-exclusive Execution Rights on Patent Technology Settlment & Registration Contract, dated September 19, 2014, by and between Leo Motors, Inc. and TPT, Co., Ltd.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LEO MOTORS, INC.

Dated: September 25, 2014	By: /s/Shi Chul Kang
Shi Chul Kang
Chief Executive Officer By: /s/ Jun Heng Park Jun Heng Park Chief Executive Officer